Exhibit 99.2

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Third Quarter 2011 Conference Call

Prepared Remarks

October 28, 2011

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (                    ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                    ), and thanks everyone for joining us today. I hope you had a chance to review last night’s press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 10004718. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

We are very pleased with the Corporation’s third quarter 2011 performance, especially in light of the challenges of the prolonged weak economy over the past two years. Our acquisitions of First Keystone Financial in July 2010 and The Private Wealth Management Group of the Hershey Trust Company (“PWMG”) in May 2011 provided a nice incremental boost to our overall performance. These acquisitions, as projected, have been accretive to earnings and we are very satisfied with their positive impact to our financial results. The team members of these organizations have assimilated very nicely and we look forward to continued growth and profitability in the future as a result of the organizational synergies.

Yesterday, after the close of the market, we released our third quarter 2011 operating results. Net income for the quarter was $5.0 million, an increase of $217 thousand or 4.5% as compared to the $4.8 million for the three months ended June 30, 2011. The diluted earnings per share of $0.39, for the three months ended September 30, 2011, increased $0.01 per share, as compared to $0.38 for the three months ended June 30, 2011. When compared to the three months ended September 30, 2010, the Corporation saw a $6.0 million increase in net income and a $0.47 increase in diluted earnings per share for the three months ended September 30, 2011. However, we must keep in mind that the third quarter 2010 results included pre-tax, due diligence and merger-related expenses of $4.3 million related to the July 1, 2010 merger with First Keystone Financial, Inc.

Other significant items for the quarter included:

Net interest income for the three months ended September 30, 2011 was $15.7 million, an increase of $872 thousand, or 5.9% from $14.8 million for the same period in 2010. This is due to an increase in the loan portfolio of 7.2% along with a 38.9% decline in the Federal Home Loan Bank advances.

Non-interest income increased $2.2 million to $9.3 million for the three months ended September 30, 2011 as compared to the same period in 2010. The increase in non-interest income was mainly the result of the $2.4 million increase in fees for wealth management services, partially offset by a $425 thousand decrease in the gain on sale of residential mortgage loans for the three months ended September 30, 2011 as compared to the same period in 2010. Over 80% of the increase in fees for wealth management services was directly related to the acquisition of PWMG,

Non-interest expense of $16.0 million showed a significant decrease for the three months ended September 30, 2011 as compared to $19.4 million for the same period in 2010. The substantial decrease from 2010 is mainly attributable to the $4.2 million decrease in due diligence and merger related expenses, which was partially offset by increases of $592 thousand, $300 thousand and $374 thousand in salary and benefits, impairment of mortgage servicing rights and amortization of intangible assets, respectively.

Wealth Management Division assets under management, administration, supervision and brokerage as of September 30, 2011 were $4.5 billion, an increase of $1.1 billion, or 31.9% from December 31, 2010. The increase is primarily related to the acquisition of PWMG along with other strategic initiatives within the division.

As mentioned previously, Wealth Management fees for the three months ended September 30, 2011 increased $2.4 million, mainly the result of the PWMG acquisition, as compared to the same period in 2010. To increase fee revenue or even maintain this level of fee revenue in a down market is quite an achievement. I want to recognize the strong performance of the Wealth Division in achieving these results.

Increased activity in the commercial and industrial, commercial mortgage, construction and residential mortgage loan categories were primarily responsible for the $81.6 million, or 6.8% increase in total portfolio loans and leases from December 31, 2010 to September 30, 2011. Total portfolio loans and leases were $1.28 billion as of September 30, 2011, an increase of $24.9 million or 2.0% from $1.25 billion at June 30, 2011. Net portfolio loan and lease growth of 2.0%, for the quarter, is encouraging in light of the weak economy. However, net loan growth over the next twelve months will be challenging due to higher customer loan payoffs and competitive pressure.

Deposits of $1.35 billion, as of September 30, 2011, increased $9.7 million from December 31, 2010. Money Market accounts increased $56 million; however, this growth was partially offset by decreases of $22.9 million in wholesale deposits and $21.3 million in time deposits between the two dates. Decreases in the wholesale deposits and time deposits were the result of the Corporation’s strategy to reduce the level of higher-priced deposits.

As of September 30, 2011, nonperforming loans and leases were 1.11% of total portfolio loans and leases, as compared to 1.29% and 0.79% of total portfolio loans as of June 30, 2011 and December 31, 2010, respectively. The provision for loan and lease losses for the three months ended September 30, 2011 was $1.8 million, a decrease of $2.4 million as compared to the same period in 2010. The allowance for loan and lease losses at September 30, 2011 was $11.6 million or 0.91% of portfolio loans and leases as compared to $10.3 million or 0.86% at December 31, 2010.

The tax-equivalent net interest margin of 3.90%, for the three months ended September 30, 2011, increased 24 basis points from 3.66% for the same period in 2010. The increase was mainly due to a $91.5 million decrease in average interest-bearing liabilities, mainly Federal Home Loan Bank advances, partially offset by a $64 million increase in average non-interest bearing deposits for the three months ended September 30, 2011 as compared to the same period in 2010. Compared to the linked quarter, June 30, 2011, the net interest margin declined 11 basis points to 3.90% from 4.01%, as a result of declining yields on earning assets, due to the rate environment and competition. It will be difficult to mitigate the impact of these factors on the net interest margin by reducing the cost of deposits, since we are already at a very low level.

Capital ratios as of September 30, 2011, for the Bank and Corporation are at levels above those deemed to be “well capitalized”. The Corporation’s tangible common equity ratio, as of

September 30, 2011, increased 47 basis points, to 8.48%, as compared to 8.01% as of December 31, 2010. The increase was primarily due to the stock issued in both the Private Wealth Management Group acquisition as well as through the Corporation’s Dividend Reinvestment and Stock Purchase Plan, and to lesser extent the increase in the Corporation’s retained earnings.

Over the last 12 months our regional business advisory boards have helped us stay well-connected to the local business communities and we think these boards will be helpful in developing our future growth strategies.

While we see some positive signs for an economic recovery there are still many weak economic indicators. Job growth continues to be sluggish with consumers lacking confidence and expressing a pessimistic sentiment. With the European debt crisis lingering, investors are very cautious and our legislators at home are not inspiring confidence in their ability to solve our problems. However, despite these challenges we are confident that we will continue with our positive momentum. Bryn Mawr Trust is fundamentally sound, and has the flexibility and agility to respond to the opportunities afforded by our earnings, a strong capital base, stable asset quality, and available liquidity. We will continue to look for quality opportunities for profitable growth.

Before closing, I am pleased to announce that the corporation’s board of directors declared a quarterly dividend of $0.15 per share. The dividend is payable on December 1, 2011 to shareholders of record as of November 8, 2011. This is our 75th consecutive quarterly dividend.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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